      Exhibit 99

To: Robert W. Chance,
Chief Executive Officer and Chairman of the Board of Directors for, National
Energy Services, Inc.
Cc: John McKeachnie, Tom Sego, Kevin Brown, Jim Gunn, John Merkel, Jason Jensen
Date: December 15, 2015
Re: Resignation

Bob, it is with the deepest of regrets that I must resign as both Chief
Financial Officer and Treasurer of the Board of National Energy Services, Inc. I
have learned quite a bit from the position and the personnel that have worked for the Company.

It has been a pleasure working with you and the individuals at National
Energy Services, Inc., for the past 7 years. Over the following 2 week timeframe
I will be performing the necessary paperwork to remove myself from the daily functions of accounting and finance duties and the transition of all information to you as Chief Executive Officer. I will not be renewing my employment contract which expires on December 31, 2015.

I still believe that the Company can and will be successful, but I am financially unable to wait until such time as the plans and objectives of the
Company come to fruition.

Thank you once again for this opportunity,

/s/ Jeremy W Briggs
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Jeremy W Briggs